CONTACT:

George Relan

Director of Corporate Relations

grelan@mechtech.com

518.533.2200

MTI REPORTS FOURTH QUARTER

AND YEAR END 2004 RESULTS

Albany, N.Y., March 15, 2005 -- Mechanical Technology Inc. (NASDAQ: MKTY) today reports financial results for its fourth quarter and year ended December 31, 2004.

Mechanical Technology (MTI or the Company) will host a conference call and web cast today at 10:00 a.m. (EST). The dial-in phone number for the conference call is (719) 457-2692.  There will be a simultaneous web cast which can be heard by logging onto MTI's website at http://www.mechtech.com. A replay of the conference call will be available within 24 hours on the website or via phone by dialing (719) 457-0820 and, when prompted, entering pin code number 1904925.

Fourth Quarter Financial Results

For the three months ended December 31, 2004, the Company reported net income of $.807 million, or $0.03 per diluted share, on revenues of $3.364 million.  Revenue included $3.078 million in product revenue generated by the Company's subsidiary, MTI Instruments, Inc. (MTI Instruments) and $.286 million in funded research and development revenues generated by the Company's subsidiary, MTI MicroFuel Cells Inc. (MTI Micro).  This compares with net loss of $1.033 million, or $(0.04) per diluted share, on revenues of $2.132 million - $1.243 million generated by MTI Instruments and $.889 million generated by MTI Micro - for the same period of 2003.  The increase in revenue is related to a $1.835 million increase in product revenue for MTI Instruments, primarily from aviation sales, partially offset by a $.603 million decrease in funded research and development revenue at MTI Micro due primarily to the successful completion of government programs.

Research and product development expenses for the fourth quarter 2004 increased to $4.053 million from $2.298 million for the same period of 2003. This increase is due primarily to the planned increased spending on the development and commercialization of MTI Micro's Mobion™ technology including costs related to the delivery of MTI Micro's initial 25 Mobion™ products.

Selling, general and administrative expenses (SG&A) for the fourth quarter 2004 increased to $1.435 million compared to $1.278 million for the same period of 2003. This increase is primarily the result of increased staffing costs, insurance premiums, and professional fees.

Results for the fourth quarter of 2004 also included a gain on derivatives of $3.038 million and a $.497 million gain from the sale of securities available for sale.

For the quarter ended December 31, 2004, cash used in operations was $2.849 million and cash used for capital expenditures was $.586 million.

Annual Financial Results

For the year ended December 31, 2004, the Company reported a net loss of $4.191 million or $(0.14) per diluted share, on revenue of $8.570 million.  Revenue included $7.530 million in product revenues generated by MTI Instruments, and $1.040 million in funded research and development revenues generated by MTI Micro. This compares with a net loss of $.559 million, or $(0.02) per diluted share, on revenues of $7.858 million - $5.547 million generated by MTI Instruments and $2.311 million in funded research and development revenues generated by MTI Micro for the same period of 2003.  The increase in revenue relates to a $1.983 million increase in MTI Instruments' product revenue from the prior year, primarily related to aviation and semiconductor sales, which was offset by a $1.271 million decrease in funded research and development revenues at MTI Micro, primarily due to the successful completion of government programs.

Research and product development expenses for 2004 increased to $12.960 million as compared to $8.348 million for 2003.  The change is due to planned increased spending on development and commercialization of MTI Micro's Mobion™ technology including the addition of private company development contracts and development efforts at MTI Instruments.

SG&A expenses for 2004 increased to $6.325 million, compared to $5.837 million for 2003. This increase is primarily the result of costs related to MTI's private placement, and other net expense increases including increases for insurance premiums and depreciation expenses.

Annual 2004 results also included a $3.626 million net gain on the sale of securities available for sale compared to a $7.483 million gain for the comparable 2003 period.  During 2004, the Company sold 480,000 shares of Plug Power common stock, with proceeds totaling $4.479 million.  During 2003, the Company sold 2,000,000 shares of Plug Power common stock and 773,600 shares of SatCon common stock, with proceeds totaling $11.654 million.

Results for 2003 also included a $.418 million non-cash impairment loss. During 2003, MTI sold all securities which had previously been subjected to impairments.

 For the year ended December 31, 2004, cash used in operations was $11.982 million and cash used for capital expenditures was $1.834 million.

Recent Events

MTI Micro plans to launch military Mobion™ DMFC products in 2006, and will focus product development efforts during 2005 on the military markets. Company milestones to support that development include:

  To deliver sensor powerpack prototypes to the US military for testing in the second quarter; and
  To deliver a soldier/radio powerpack prototype in the third quarter; and
  To enter into an agreement with a lead customer/partner for the sensor product by the end of 2005.

MTI Micro is also moving forward developing Mobion™ products for the consumer markets. Milestones to support this development include:

  To develop an engineering prototype with a replaceable fuel refill for the consumer market, in the third quarter;
  And, by the end of 2005, to enter into an agreement with a lead OEM for the joint development of a consumer product. In line with this milestone, MTI Micro is in discussions with a number of leading companies in consumer electronics targeted as key entry points for Mobion™ technology, such as smart phones, PDAs, and audio players.

MTI Micro continues to build and protect its IP portfolio related to its proprietary Mobion™ technology. To date, MTI Micro has been awarded 16 US patents and has filed an additional 52 US and 13 international patent applications - on fuel cell systems, components, manufacturing processes, system packaging, and fuel cell refills -to help establish and protect a controlling position in the micro fuel cell field.

See the attached financial highlights for the Company's fourth quarter and year ended December 31, 2004 and 2003.

About MTI

MTI is primarily engaged in the development and commercialization of award winning MobionTM cord-free advanced portable power systems, through its subsidiary MTI MicroFuel Cells Inc. (MTI Micro). MTI Micro shipped its first MobionTM based product in December 2004, and has a world-class team of entrepreneurial business executives, researchers and scientists; a proprietary direct methanol micro fuel cell power system and a number of system prototypes demonstrating size reductions and performance improvements; and significant related intellectual property. MTI Micro has received government awards and developed strategic partnerships to help accelerate commercialization. MTI is also engaged in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. For more information about the Company please visit http://www.mechtech.com.

(Financial Table Attached)

 # # #

Statements in this press release which are not historical fact including statements regarding management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding MTI Micro's ability to meet its milestones on time, if at all, the timing of success of market entry in military markets, MTI Micro's ability to produce products or prototypes consistent with any announced specifications or customer requirements, if at all, the importance of any patents we have filed or been awarded, future prospects, markets, and market acceptance of MTI Micro products.  It is important to note that the Company's actual results may differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, among others, risks related to financing, uncertainties in development, manufacturing, competition and demand for DMFCs, and the risk factors listed from time to time in the Company's SEC reports including but not limited to, our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

Financial Highlights

Balance Sheet Data:

(Dollars in Thousands)

December 31,

2004

2003

Assets

Current Assets:

  Cash and cash equivalents

$22,545

$12,380

  Securities available for sale

17,678

44,031

  Accounts receivable, less allowances of $58 in 2004 and $0 in 2003

1,772

962

Other receivables, related parties

3

-

  Inventories

1,136

1,300

  Prepaid expenses and other current assets

   504

   514

    Total Current Assets

43,638

59,187

Securities available for sale - restricted

16,497

-

Property, plant and equipment, net

2,884

1,999

Deferred income taxes

3,811

4,652

Notes receivable - noncurrent, less allowance of $660

  in 2003

     -

     -

    Total Assets

$66,830

$65,838

Liabilities and Shareholders' Equity

Current Liabilities:

  Accounts payable

$    13

$    692

  Accrued liabilities

3,287

1,528

  Accrued liabilities - related parties

-

48

  Income taxes payable

40

12

  Deferred income taxes

 5,486

 14,481

    Total Current Liabilities

8,826

16,761

Long-Term Liabilities

Derivative liability

1,125

-

Other credits

    24

     24

  Total Liabilities

 9,975

 16,785

Commitments and Contingencies

Minority interests

    1,271

    787

Shareholders' Equity

 55,584

 48,266

    Total Liabilities and Shareholders' Equity

$ 66,830

$ 65,838

Statements of Operation Data:
(Dollars in Thousands)

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
	(Unaudited)		(Audited)
Product revenue	$ 3,078	$ 1,243	$ 7,530	$ 5,547
Funded research and development revenue	286	889	1,040	2,311
Total revenue	3,364	2,132	8,570	7,858
Operating costs and expenses:
Cost of product revenue	921	514	2,877	2,382
Research and product development expenses:
Funded research and product development	1,464	1,261	4,040	3,763
Unfunded research and product development	2,589	1,037	8,920	4,585
Total research and product development expenses	4,053	2,298	12,960	8,348
Selling, general and administrative expenses	1,435	1,278	6,325	5,837
Operating loss	(3,045)	(1,958)	(13,592)	(8,709)
Interest expense	-	-	-	(7)
Gain (loss) on derivatives	3,038	(2)	614	(6)
Gain (loss) on sale of securities available for sale, net	497	-	3,626	7,483
Impairment losses	-	-	-	(418)
Other income (expense), net	171	40	231	(74)
Income (loss) from continuing operations before income taxes and minority interests	661	(1,920)	(9,121)	(1,731)
Income tax (expense) benefit	(290)	743	3,564	669
Minority interests in losses of consolidated subsidiary	436	144	1,366	490
Income (loss) from continuing operations	807	(1,033)	(4,191)	(572)
Income from discontinued operations, net of tax	-	-	-	13
Net income (loss)	$807	$(1,033)	$(4,191)	$(559)

Income (loss) per share (Basic and Diluted):

Income (loss) from continuing operations	$ 0.03	$ (0.04)	$ (0.14)	$ (0.02)
Income from discontinued operations	-	-	-	-
Net income (loss) per share	$ 0.03	$ (0.04)	$ (0.14)	$ (0.02)

Statements of Cash Flows Data:
(Dollars in Thousands)

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
	(Unaudited)		(Audited)
Net cash (used)/provided by operating activities	$ (2,849)	$ (824)	$ (11,982)	$ (7,652)
Purchases of property, plant and equipment	(586)	(227)	(1,834)	(1,070)
Net cash provided/(used) by investing activities	89	(227)	2,645	10,584
Net cash provided/(used) by financing activities	8,146	1,107	19,502	2,128
Increase in cash and cash equivalents	5,386	56	10,165	5,060
Cash and cash equivalents - beginning of period	17,159	12,324	12,380	7,320
Cash and cash equivalents - end of period	22,545	12,380	22,545	12,380

	As of
Other Information:	Dec. 31, 2004	Dec. 31, 2003

Shares held:

Plug Power Inc.	5,593,227	6,073,227